                            SECURITY AND PLEDGE AGREEMENT


     This Security and Pledge Agreement (herein "AGREEMENT") is entered into as of this 27th day of January, 1998, between JALATE, LTD., a California corporation ("DEBTOR"), and WILLIAM M. DEARMAN, an individual ("SECURED PARTY"), as agent for the Holders (defined below).

RECITALS

     A. Debtor has executed those certain Subordinated Secured Promissory Notes all dated as of even date herewith, in the amounts and in favor of the parties ("HOLDERS") as set forth on SCHEDULE 1 hereto (the "NOTES").

     B. Pursuant to an Agency and Intercreditor Agreement (the "INTERCREDITOR AGREEMENT") between Secured Party and the Holders, Secured Party has been appointed "Agent" for the Holders, and Debtor is required to grant a security interest in certain Collateral as more particularly described herein as security for the repayment of the Notes.

     NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. COLLATERAL. Debtor hereby conveys, assigns, transfers, delivers, pledges and grants to Secured Party a security interest in and to each and all of the following property (herein called the "COLLATERAL"):

          (1) Forty (40) shares of Common Stock of Air Shop Ltd., a New York corporation ) ("AIR SHOP") (the "COMMON STOCK");

          (2) Three Thousand (3,000) shares of Preferred Stock of Air Shop (the "PREFERRED STOCK" and together with the Common Stock, the "STOCK");

          (3) Any additional shares of capital stock of Air Shop that Debtor acquires pursuant to the certain letter agreement between Debtor and Air Shop dated October 17, 1997 (the "LETTER AGREEMENT"), a copy of which is attached hereto as SCHEDULE 2;

          (4)  All of Debtor's rights under the Letter Agreement; and

          (5) All proceeds, products, Distributions (defined below) additions, substitutions and accessions of and to any and all of the foregoing. For purposes of this Agreement, the term "Distributions" shall mean all stock dividends, liquidating dividends, shares of stock resulting from stock splits, reclassifications, warrants, options, noncash dividends and other distributions on or with respect to the Stock whether similar or dissimilar to the foregoing, except that Distributions shall not mean cash dividends paid on the Stock.

     2. INDEBTEDNESS SECURED. This Agreement and the aforesaid security interest is granted to Secured Party to secure the following (all of which are herein called the "INDEBTEDNESS"):

          (1) the prompt and unconditional payment and performance of all indebtedness and obligations of Debtor to the Holders heretofore, now or hereafter existing under the Notes, and any other document or agreement now or hereafter executed in connection therewith or as security for any part thereof, and any and all renewals, amendments, modifications, increases, extensions or rearrangements thereof; and

          (2) the reimbursement and payment by Debtor of all advances, charges, costs and expenses, (including reasonable attorneys' fees and legal expenses) incurred by Secured Party and/or the Holders in connection with exercising any right, power or remedy conferred by this Agreement, the Notes or by law.

     3. DELIVERY AND POSSESSION. The certificates representing the Stock, accompanied by instruments of assignment thereof, duly executed in blank by Debtor, have been delivered to Secured Party contemporaneously herewith.

     4. TERMINATION. Secured Party shall promptly return the Collateral to Debtor, and this Agreement will be of no further force and effect, at such time as the Indebtedness has been paid in full.

     5. EVENT OF DEFAULT. Any one or more of the following events shall constitute an event of default (an "EVENT OF DEFAULT") under this Agreement:

          (1) Debtor shall fail to pay all or any part of the Indebtedness when due, whether at scheduled maturity, by acceleration or otherwise and such failure shall continue for more than three (3) business days after notice from Secured Party; or

          (2) Debtor shall fail to observe or perform any material term, covenant or condition on its part to be performed or observed under the Notes or this Agreement and such failure shall continue for more than thirty (30) days after notice from Secured Party; or

          (3) Debtor shall: (i) become insolvent or admit in writing its inability to pay its debts as they mature; (ii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; (iii) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code; (iv) file a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors; (v) file an answer to a creditor's petition, admitting the material allegations thereof for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; (vi) apply to a court for the appointment of a receiver or custodian for any of its assets or properties; (vii) have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged within ninety (90) days after appointment; or (viii) adopt a plan of complete liquidation of its assets;

          (4) Any warranty, representation or statement made to Secured Party by Debtor in this Agreement shall have been false or incomplete in any material respect as of the time when made; or

          (5) Any of the Notes or this Agreement shall cease to be an enforceable obligation or any of the same are rescinded, revoked or modified in any way without the express written consent of Secured Party.

     Secured Party agrees that, unless an Event of Default occurs and is continuing, Secured Party shall not be entitled to exercise any of Debtor's rights under the Letter Agreement and Debtor shall continue to be able to exercise all of such rights. Notwithstanding the foregoing, Debtor agrees that
(i) it will not waive any of its rights under the Letter Agreement without the prior written consent of Secured Party and (ii) if it is unable to exercise any of its rights under the Letter Agreement, it will assign such rights to Secured Party. Debtor also agrees to fulfill all of its obligations under the Letter Agreement in a timely manner. Debtor further agrees that Secured Party is not required to perform any of Debtor's obligations under the Letter Agreement.

     6.   ACCELERATION; SECURED PARTY'S RIGHTS AND REMEDIES.

          (1) Upon the occurrence of an Event of Default specified in Section 5(3) above, then, without notice, demand or action of any kind by Secured Party, the entire amount of the Indebtedness shall be immediately due and payable. Upon the occurrence of any other Event of Default specified in this Agreement, Secured Party shall have the right, upon notice to Debtor, to declare the entire amount of the Indebtedness immediately due and payable.

          (2) Upon the occurrence of an Event of Default, Secured Party shall have all the rights and remedies of a secured party under the Uniform Commercial Code in effect at the time in Texas (the "CODE") and other applicable laws and under this Agreement and all other instruments and agreements evidencing, securing, governing or guaranteeing the Indebtedness. Without limiting the generality of the foregoing, Secured Party may exercise the following rights and remedies, without further notice to Debtor:

               (i) Proceed to selectively and successively enforce and exercise any and all rights and remedies which Secured Party may have under this Agreement, any other applicable agreement or applicable law, including, without limitation: (A) commencing one or more actions against Debtor and reducing the claims of Secured Party against Debtor to judgment, (B) foreclosure or other enforcement of Secured Party's security interest in the Collateral, or any portion thereof, or other enforcement of Secured Party's rights and remedies in respect of and to recover upon the Collateral, through judicial action or otherwise, including all available remedies under the applicable provisions of the Code, and (C) payment or discharge of any claim or lien, prior or subordinate, in respect of or affecting the Collateral;

               (ii) Sell, lease or otherwise dispose of the Collateral at private or public sale (provided that any sale of any portion of the Collateral constituting securities shall be made in compliance with federal and applicable state securities laws), in bulk or in parcels and, where permitted by law, without having the Collateral present at the place of sale. Secured Party will give Debtor reasonable notice of the time and place of any public sale or other disposition thereof or the time after which any private sale or other disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is given to Debtor at least ten (10) days before the time of any such sale or disposition;

               (iii) Exercise any and all rights and remedies of Debtor relating to the Collateral, including, but not by way of limitation, the right to collect, demand, receive, settle, compromise, adjust or sue for all amounts due thereon or thereunder and the right either in Secured Party's own name or in the name of Debtor, to take such legal or other action as Debtor might have taken except for this Agreement. For purposes of enforcing Secured Party's rights under this Section 6, effective upon the occurrence of an Event of Default, Debtor irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in its own name from time to time in Secured Party's discretion for the purposes of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

               (iv) Vote any or all of the Stock and to give all consents, waivers and ratifications in respect thereof and otherwise to act with respect thereto as though it were the absolute owner thereof.

               (v) Cause any or all of the Stock to be transferred into the name of the Secured Party or the names of any of its nominees.

          (3) In the event Secured Party shall elect to selectively and successively enforce its rights and remedies in respect of any of the Collateral, pursuant to any applicable agreements or otherwise, such action shall not be deemed a waiver or discharge of any other right, remedy, lien or encumbrance until such time as Secured Party shall have been paid in full the Indebtedness.

     7. APPLICATION OF PROCEEDS. If Secured Party shall sell or otherwise dispose of all or any portion of the Collateral as a result of the exercise of its rights as a result of the occurrence of an Event of Default, the proceeds of such sale or disposition shall be applied by Secured Party in the following order:

          (1) To the payment of reasonable costs and expenses related to any sale of the Collateral and the exercise of any other right given to Secured Party pursuant hereto.

          (2)  To the payment of the Indebtedness.

          (3)  To the payment of Debtor or its successors or assigns.

     8. EXPENSES. Debtor agrees to pay to the Secured Party all reasonable advances, charges, costs and expenses incurred in connection with the exercise by the Secured Party of any right, power or remedy conferred by this Agreement or by law (including but not limited to reasonable attorneys' fees).

     9. DEBTOR'S REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Secured Party that so long as this Agreement is in effect:

          9.1 ENFORCEABLE AGREEMENT. This Agreement is the valid and binding obligation of Debtor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

          9.2 NO OTHER CLAIM. There is no other claim, lien, security interest or encumbrance on or against any of the Collateral.

          9.3 NO FINANCING STATEMENT. No financing statement is on file in any public office covering any of the Collateral, except (i) in favor of Secured Party and (ii) that Heller Financial, Inc. and/or Wells Fargo Bank have filed financing statements, but have waived their security interests, if any, in the Collateral.

          9.4 POWER AND AUTHORITY. Debtor has full corporate power and authority to enter into and perform its obligations under this Agreement, and neither the execution, delivery and performance of this Agreement, nor the creation of the security interests hereunder, will conflict with, or result in the breach or violation of, any material agreement or instrument binding on or enforceable against Debtor or the Collateral. The execution, delivery and performance of this Agreement, and the creation of the security interest hereunder, have been duly authorized by all necessary corporate action, and will not violate or contravene the Articles of Incorporation or Bylaws of Debtor.

     10. COVENANTS. Debtor covenants and agrees with Secured Party that, from and after the date of this Agreement and until the Indebtedness is paid in full:

          10.1 FURTHER ASSURANCE. Debtor will from time to time, at its sole expense, promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that Secured Party may reasonably request, in order to continue, perfect and protect any security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Debtor will execute and file such financing or continuation statements or amendments thereto and such other instruments or notices as may be reasonably necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interest granted or intended to be granted hereby. Debtor hereby authorizes Secured Party to file one or more financing or continuation statements and amendments thereto relative to all or part of the Collateral without the signature of such Debtor, where permitted by law, and to execute the same as attorney-in-fact for such Debtor to the extent such Debtor's signature is required by law.

          10.2 MAINTENANCE OF OFFICE. Debtor shall keep its chief place of business and chief executive office and the offices where it keeps its records concerning the Collateral within the State of California and shall notify Secured Party at least thirty (30) days prior to any change from the location specified on the signature page hereof. Debtor will not change its name, identity or corporate structure to such an extent that any financing statement filed by Secured Party in connection with this Agreement would become seriously misleading, unless it shall have given Secured Party at least 30 days prior written notice thereof and prior to effecting any such change taken such steps as Secured Party may deem reasonably necessary or advisable to continue the perfection and priority of the security interest granted pursuant hereto.

          10.3 DISPOSITION OF COLLATERAL. Debtor shall not (i) sell, assign, or otherwise dispose of or grant any option with respect to any of the Collateral, or (ii) create or suffer to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral other than the lien contemplated by this Agreement; provided, HOWEVER, that notwithstanding the foregoing, Debtor may at any time sell all or part of the Collateral, provided that the Indebtedness is repaid in full concurrently therewith.
Secured Party agrees to cooperate with Debtor in effecting any such sale, including by releasing its security interest in any such Collateral in connection with the consummation of the sale thereof.

     11.  GENERAL PROVISIONS.

          11.1 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement, the Notes and any documents referred to herein or therein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

          11.2 ADDITIONAL DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

          11.3 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telecopy, Federal Express or comparable overnight service or certified mail, postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

               Jalate, Ltd.
               6557 Flotilla Street
               City of Commerce, California 90040
               Fax: (213) 728-3752
               Attn: Frederick A. Findley
                      Vice President-Finance and
                      Chief Financial Officer

               William M. DeArman
               5420 Huckleberry Lane
               Houston, Texas 77056
               Fax: (713) 552-1505

     Any notice sent by certified mail shall be deemed to have been given five
(5) business days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

          11.4 NO THIRD-PARTY BENEFITS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary, except that each of the Holders is a third-party beneficiary of this Agreement whose rights may only be exercised by Secured Party in accordance with the terms of the Intercreditor Agreement.

          11.5 NO ASSIGNMENT. Neither of the parties may assign any of his or its rights under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that Secured Party may assign this Agreement to any successor agent under the Intercreditor Agreement.

          11.6 SUCCESSORS AND ASSIGNS. The covenants, representations, warranties and agreements herein set forth shall be binding upon Debtor and shall inure to the benefit of Secured Party and his permitted successors and assigns. Subject to the foregoing, the term "Debtor," as used throughout this Agreement shall, regardless of use of the singular form, include the successors, legal representatives and permitted assigns of Debtor.

          11.7 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated in part in, the conveyance, assignment, transfer and delivery has been made in, and the security interest granted hereby is granted in, and each shall be governed by the laws of, the State of Texas in all respects, including matters of construction, validity, enforcement and performance, regardless of the choice of law provisions of Texas or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement and not resolved by them will be heard and determined before an appropriate federal or state court located in Houston, Texas. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

          11.8 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

          11.9 RULES OF CONSTRUCTION.

               11.9.1 HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

               11.9.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

               11.9.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

               11.9.4 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented throughout this transaction by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive their effects.

               11.9.5 TERMS DEFINED IN UNIFORM COMMERCIAL CODE. Except as the context may otherwise require, any term used herein that is defined in the Texas Uniform Commercial Code shall have the meaning given therein.

          11.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              "Secured Party"


                              /s/ William M. DeArman
                              ---------------------------------------------
                              William M. DeArman

                              "Debtor"

                              JALATE, LTD., a California corporation


                              /s/ Frederick A. Findley
                              ---------------------------------------------
                              By:  Frederick A. Findley
                              Its: Vice President and Chief
                                    Financial Officer

                              Address:

                              6557 Flotilla Street
                              Los Angeles, California 90040

                                      SCHEDULE 1

                                  NOTES AND HOLDERS

               Holder                  Note Amount    Percentage
               ------                  -----------    ----------
          Don A. Sanders                $237,500        25%
          Katherine U. Sanders          $142,500        15%
          John E. Drury                 $ 95,000        10%
          William M. DeArman            $475,000        50%
                                        --------       ----
          Total                         $950,000       100%
                                        --------       ----